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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             -----------------------


                                    FORM 8-K

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                          Date of Report: July 31, 1998

                             ABERCROMBIE & FITCH CO.
             (Exact name of registrant as specified in its charter)


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         Delaware                   1-12107           31-1469076
(State or other jurisdiction     (Commission        (IRS Employer
      of incorporation)            File No.)       Identification No.)

Four Limited Parkway East                              43068
  Reynoldsburg, Ohio                                (Zip Code)
 (Address of principal
  executive offices)

       Registrant's telephone number, including area code: (614) 577-6500



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         (Former name or former address, if changed since last report.)


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   Item 5.  Other Events.

         See the attached press release dated July 16, 1998.






                                Page 2 of 4 Pages

















                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                  ABERCROMBIE & FITCH CO.


                                                  By: /s/ Seth R. Johnson
                                                      --------------------
                                                          Seth R. Johnson
                                                          Vice President/Chief
                                                          Financial Officer



July 21, 1998



                                Page 3 of 4 Pages






ABERCROMBIE & FITCH ADOPTS STOCKHOLDER RIGHTS AND SHARE BUYBACK PLANS

REYNOLDSBURG, Ohio, July 16, 1998 /PRNewswire/ - Abercrombie & Fitch Co. (NYSE:
ANF) today announced that its Board of Directors has adopted a Stockholder Rights Plan and a Share Buyback Plan.

Neither plan has been adopted in response to any stock acquisition plans or proposals of others.

Under the Stockholder Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock of the company held by stockholders of record at the close of business on July 28, 1998. Each Right will entitle stockholders to buy, upon occurrence of certain events, one unit of a share of preferred stock for $250.

The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 20 percent or more of the company's common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 20 percent of the company's common stock.

Under certain circumstances the new Rights are redeemable at a price of 1 cent per Right and will expire on July 16, 2008.

Under the Share Buyback Plan, the Company's Board of Directors has authorized Abercrombie & Fitch to purchase up to one million shares of its common stock over time at such prices and on such terms as the officers of the Corporation, in their sole discretion, determine to be in the best interest of the Corporation.


For further information, please contact:
Lonnie Fogel, Director of Investor Relations and Communications
Abercrombie & Fitch Co.
614-577-6493
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